Exhibit 99.1

Wetouch Announces Receipt of Nasdaq Notification of Non-Compliance Regarding Delayed Form 10-Q Filing for the period ended March 31, 2025

Chengdu, China, May 30, 2025 – Wetouch Technology Inc. (Nasdaq: WETH) (“Wetouch” or the “Company”) today announced that it has received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), dated May 27, 2025, indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). This rule requires timely filing of periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

The notification was issued because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2025 (the “Form 10-Q”) and the Company remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”). This delay triggered the non-compliance notice under the continued listing requirements.

In accordance with Nasdaq’s procedures, the Company has until June 20, 2025, to submit to Nasdaq a plan to regain compliance. If Nasdaq accepts the plan, Wetouch may be granted up to 180 calendar days from the original due date of the Form 10-K, or until October 13, 2025, to file the Form 10-K and Form 10-Q and thereby regain compliance.

The Company intends to file the Form 10-K and Form 10-Q as soon as practicable thereafter, and expects to regain compliance within the allowed timeframe.

There is no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market as a result of this notification.

About WeTouch Technology Inc.:

Wetouch Technology Inc. is a leading provider of high-quality touch display solutions, committed to revolutionizing human-machine interaction across various industries. With a focus on innovation and customer satisfaction, Wetouch delivers cutting-edge technology and unmatched performance in touch display solutions worldwide.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook,” “objective” and similar terms. These forward-looking statements include, but are not limited to, the expected filing of its Form 10-K and Form 10-Q and ability to regain compliance under the Nasdaq listing rule. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and which are beyond Wetouch’s control, which may cause Wetouch’s actual results, performance or achievements  (including the RMB/USD value of its anticipated benefit to Wetouch as described herein) to differ materially and in an adverse manner from anticipated results contained or implied in the forward-looking statements. For example, there can be no assurance that the Company will regain compliance with the Nasdaq listing rule during any compliance period or in the future, or otherwise meet Nasdaq compliance standards. Further information regarding these and other risks, uncertainties or factors is included in Wetouch’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Wetouch does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For more information, please contact:

Horizon Research Management Consultancy
Michael Wei,
Email: hwey@horizonconsultancy.com